Exhibit 4(d)

MINERAL PROPERTY OPTION AGREEMENT

THIS AGREEMENT dated for reference May 4, 2004.

BETWEEN:

ZAZU EXPLORATION, INC., a company incorporated pursuant to the laws of the State of Texas with an office located at 7 Royal Cove, San Antonio, Texas, 78248;

("Zazu")

OF THE FIRST PART

AND:

VANCAN CAPITAL CORP., a company incorporated pursuant to the laws of the Province of British Columbia and having an office at 1400 - 400 Burrard Street, Vancouver, British Columbia, V6C 3G2;

("Vancan”)

OF THE SECOND PART

W H E R E A S:

A.

Pursuant to a Mining Lease dated March 31, 2004 (the “Lease Agreement”) between Zazu and GCO Minerals Company (“GCO”), which Agreement is attached hereto as Schedule “A”, Zazu has the leasehold rights to explore, develop and extract minerals from certain mining claims located in the Talkeetna Recording District, Alaska, which mining claims are more particularly described in Exhibit "A" to the Lease Agreement;

B.

Zazu has agreed to grant to Vancan the sole and exclusive right, privilege and option to acquire all rights Zazu has pursuant to the Lease Agreement, subject to the terms and conditions hereinafter set forth;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants and provisos herein contained, THE PARTIES HERETO AGREE AS FOLLOWS:

1.

ZAZU'S REPRESENTATIONS

1.1

Zazu represents and warrants to Vancan that:

(a)

GCO is the registered and beneficial owner of the Claims and holds the right to explore and develop the Claims, subject to the terms of the Lease Agreement;

(b)

To the best of Zazu’s knowledge, and subject to the terms of the Lease Agreement, GCO holds the Claims free and clear of all liens, charges and claims of others;

(c)

Zazu has a free and unimpeded right of access to the Claims and have use of the Claims surface for the herein purposes;

(d)

The Claims have, to the best of Zazu’s knowledge, been duly and validly located and recorded in a good and miner-like manner pursuant to the laws of Alaska and are in good standing in Alaska as of the date of this Agreement;

(e)

Zazu is duly incorporated under the laws of Texas and is a valid and subsisting company in good standing under the laws of Texas;

(f)

Zazu has the right to assign its interest in the Claims to Vancan as contemplated in this Agreement;

(g)

The Lease Agreement is in good standing and in full force as of the date of this Agreement;

(h)

There are no adverse claims or challenges against or to Zazu interest in the Claims nor to the knowledge of Zazu is there any basis therefor, and to Zazu’s knowledge, there are no outstanding agreements or options to acquire or purchase the Claims or any portion thereof;

(i)

Zazu has the full right, authority and capacity to enter into this Agreement without first obtaining the consent of any other person or body corporate and the consummation of the transaction herein contemplated will not conflict with or result in any breach of any covenants or agreements contained in, or constitute a default under, or result in the creation of any encumbrance under the provisions of any indenture, agreement or other instrument whatsoever to which Zazu is a party or to which it is subject; and

(j)

No proceedings are pending for, and Zazu is unaware of any basis for, the institution of any proceedings which could lead to the placing of Zazu in bankruptcy, or in any position similar to bankruptcy.

1.2

The representations and warranties of Zazu set out in paragraph 1.1 above form a part of this Agreement and are conditions upon which Vancan has relied in entering into this Agreement and shall survive the acquisition of any interest in the Claims by Vancan.

1.3

Zazu will indemnify Vancan from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation, warranty, covenant, agreement or condition made by Zazu and contained in this Agreement.

2.

VANCAN'S REPRESENTATIONS

2.1

Vancan warrants and represents to Zazu that it is a body corporate, duly incorporated under the laws of the Province of British Columbia with full power and absolute capacity to enter into this Agreement and that the terms of this Agreement have been authorized by all necessary corporate acts and deeds in order to give effect to the terms hereof.

2.2

Vancan will indemnify Zazu from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation, warranty, covenant, agreement or condition made by Vancan and contained in this Agreement.

3.

GRANT OF OPTION

Zazu hereby gives and grants to Vancan the sole and exclusive right and option (the "Option") to acquire a l00% undivided right, title and interest in and to Zazu’s rights pursuant to the Lease Agreement, subject to a 1% net smelter returns royalty in favour of Zazu and an additional net smelter returns royalty in favour of GCO as determined in accordance with paragraph 7.01 of the Lease Agreement, by performing the acts and deeds and paying the sums provided for in paragraph 4.

4.

OPTION PRICE

4.1

In order to keep the Option granted to Vancan in respect of the leasehold interest in the Claims in good standing and in force and effect, Vancan must complete the following, which in each case, shall be at the option of Vancan, Vancan itself remaining at all times free to terminate this Agreement, with no further liability or obligation to make any of the payments, issuances or render any performance called for after the date of termination:

Underlying Agreement Obligations

(a)

assume all of Zazu’s obligations including all payments, which shall be made in a timely manner, pursuant to the Lease Agreement.  As part of this requirement, by April 21 of each calendar year, Vancan shall deposit into escrow with a mutually acceptable escrow agent, funds sufficient to cover all exploration expenditure commitments for the balance of the year as detailed in paragraph 5.01 of the Lease Agreement.  For the 2004 calendar year, Vancan’s deposit into escrow shall occur forthwith upon TSX Venture Exchange acceptance for filing of this Agreement;

Share and Warrant Issuances

(b)

issue to Zazu an aggregate of 500,000 common shares (the “Shares”) and 100,000 share purchase warrants (the “Warrants”) in the capital stock of Vancan, each Warrant entitling Zazu to purchase an additional common share of Vancan for $0.47 for a period of two years from issuance, as follows:

(i)

100,000 Shares and 100,000 Warrants forthwith after TSX Venture Exchange acceptance for filing of this Agreement;

(ii)

in order to keep the Option in force, an additional 200,000 shares by January 1, 2005; and

(iii)

in order to keep the Option in force, an additional 200,000 shares by January 1, 2006;

Cash Payment

(c)

pay to Zazu $8,200 upon signing of this agreement, representing a reimbursement of payments by Zazu for obligations under the lease which include $5,000 first year advance royalty to GCO, $1,000 to Alaska Earth Science Inc. for permitting, and a $2,200 payment to the State of Alaska for claims. And a further cash payment to Zazu of $25,000 upon TSX Venture Exchange acceptance for filing of this Agreement.

5.

CONDITION PRECEDENT

This Agreement is subject to TSX Venture Exchange acceptance for filing of this Agreement occurring by May 15, 2004.

6.

RIGHT TO ABANDON PROPERTY INTERESTS

Should Vancan, in its sole discretion, determine that the Claims no longer warrant further exploration and development, then, subject to paragraph 17.2, Vancan may abandon the Claims, so long as Vancan provides Zazu with 30 days notice of its intention to do so.

7.

TERMINATION OF OPTION

7.1

Subject to paragraph 7.2, the Option shall terminate if Vancan fails to make the required share issuances, cash payment, exploration fund advances or fails to comply with Zazu’s obligations under the Lease Agreement in accordance with paragraph 4.1 herein within the time periods specified therein.

7.2

If Vancan shall be in default of any requirement set forth in paragraph 4.1, Zazu shall give written notice to Vancan specifying the default and Vancan shall not lose any rights granted under this Agreement, unless within 20 days after the giving of notice of default by Zazu, Vancan has failed to cure the default by the appropriate performance.

7.3

If the Option is terminated in accordance with paragraphs 7.1 and 7.2 herein, Vancan shall have no interest in or to the Claims, and all share issuances, expenditures and payments made by Vancan to or on behalf of Zazu under this Agreement shall be non-refundable by Zazu to Vancan for which Vancan shall have no recourse.

8.

APPOINTMENT OF DIRECTOR

8.1

 Vancan agrees to provide a representative of Zazu with a seat on the Board of directors while this Option is in effect.

8.2

Upon termination or excersie of this Option, Zazu’s represenative on the board of Directors agrees to resign if requested to do so by Vancan.

9.

ACQUISITION OF INTERESTS IN THE PROPERTY

At such time as Vancan has made the required share issuances and cash payment in accordance with paragraph 4.1 herein, within the time periods specified therein, and provided that the Lease Agreement is in good standing, then the Option shall be deemed to have been exercised by Vancan, and Vancan shall have thereby, without any further act, acquired an undivided 100% interest in and to the Claims.  Upon the exercise of the Option, Zazu shall assign its entire rights and obligations in the Lease Agreement to Vancan.

10.

RIGHT OF ENTRY

10.1

For so long as the Option continues in full force and effect, Vancan, its employees, agents, permitted assigns and independent contractors shall have the sole and exclusive right and option to:

(a)

enter upon the Claims;

(b)

have exclusive and quiet possession of the Claims;

(c)

incur expenditures;

(d)

bring upon and erect upon the Claims such mining facilities as Vancan may consider advisable; and

(e)

remove from the Claims and sell or otherwise dispose of mineral products.

10.2

Nothwithstanding paragraph 10.1, Zazu and GCO shall have the right to enter upon the Claims and to review  all of Vancan’s exploration and development work and have access to the Claims at its own expense.

11.

NET SMELTER RETURNS ROYALTY

11.1

On the date Vancan commences commercial production on the Claims, Zazu shall be entitled to receive and Vancan shall pay to Zazu 1% of net smelter returns and shall pay to GCO such percentage of net smelter returns due to it in accordance with paragraph 7.01 of the Lease Agreement.

11.2

The calculation and payment of all net smelter returns royalties shall be governed by the terms of the Lease Agreement.

12.

REGISTRATION OF PROPERTY INTERESTS

Upon the request of Vancan and at Vancan’s expense, Zazu shall assist Vancan to record this Agreement with the appropriate mining recorder and, when required, Zazu shall further provide Vancan with such recordable documents as Vancan and its counsel shall require to record its due interest in respect of the Claims.

13.

FURTHER ASSURANCES

The parties hereto agree to do or cause to be done all acts or things reasonably necessary to implement and carry into effect the provisions and intent of this Agreement.

14.

FORCE MAJEURE

If Vancan is prevented from or delayed in complying with any provisions of this Agreement by reasons of strikes, labour disputes, lockouts, labour shortages, power shortages, fires, wars, acts of God, governmental regulations restricting normal operations or any other reason or reasons beyond the control of Vancan, the time limited for the performance of the various provisions of this Agreement as set out above shall be extended by a period of time equal in length to the period of such prevention and delay, and Vancan, insofar as is possible, shall promptly give written notice to Zazu of the particulars of the reasons for any prevention or delay under this section, and shall take all reasonable steps to remove the cause of such prevention or delay and shall give written notice to Zazu as soon as such cause ceases to exist.

15.

ENTIRE AGREEMENT

This Agreement constitutes the entire agreement to date between the parties hereto and supersedes every previous agreement, communication, expectation, negotiation, representation or understanding, whether oral or written, express or implied, statutory or otherwise, between the parties hereto with respect to the subject matter of this Agreement.

16.

NOTICE

16.1

Any notice required to be given under this Agreement shall be deemed to be well and sufficiently given if delivered, or if mailed by registered mail, in the case of Zazu addressed to them as follows:

Zazu Exploration Inc.

7 Royal Cove

San Antonio, Texas 78248

and in the case of Vancan addressed as follows:

Vancan Capital Corp.

1400 – 400 Burrard Street

Vancouver, British Columbia

V6C 3G2

and any notice given as aforesaid shall be deemed to have been given, if delivered, when delivered, or if mailed by registered mail, on the fourth business day after the date of mailing thereof.

16.2

Either party hereto may from time to time by notice in writing change its address for the purpose of this section.

17.

OPTION ONLY

17.1

Until the Option is exercised, this is an option only and except as specifically provided otherwise, nothing herein contained shall be construed as obligating Vancan to do any acts or make any payments hereunder and any acts or payments made hereunder shall not be construed as obligating Vancan to do any further acts or make any further payments.

17.2

Nothwithstanding paragraph 17.1, Vancan shall be obligated to complete all of the exploration expenditure commitments contained in the Lease Agreement for a given calendar year unless Vancan has abandoned the Property in accordance with the provisions of paragraph 6 prior to April 21 of the year in question.

18.

RELATIONSHIP OF PARTIES

Nothing contained in this Agreement shall, except to the extent specifically authorized hereunder, be deemed to constitute either party hereto a partner, agent or legal representative of the other party.

19.

TIME OF ESSENCE

Time shall be of the essence of this Agreement.

20.

TITLES

The titles to the respective sections hereof shall not be deemed a part of this Agreement but shall be regarded as having been used for convenience only.

21.

CURRENCY

All funds referred to under the terms of this Agreement shall be funds designated in the lawful currency of the United States of America.

22.

SEVERABILITY

In the event that any of the paragraphs contained in this Agreement, or any portion of thereof, is unenforceable or is declared invalid for any reason whatsoever, such unenforceability or invalidity shall not affect the enforceability or validity of the remaining terms or portions thereof contained in this Agreement and such unenforceable or invalid paragraph, or portion thereof, shall be severable from the remainder of the Agreement.

23.

APPLICABLE LAW

Subject to paragraph 24, any legal action taken with respect to this Agreement, and/or the performance thereof, shall be filed in San Antonio, Bexar County, Texas, U.S.A.

24.

ARBITRATION

24.1

Except as provided in paragraph 24.5 below, any dispute, controversy, or claim arising out of or relating to this Agreement or the breach, termination, or invalidity thereof shall be settled by arbitration in accordance with the American Arbitration Association's Commercial Arbitration Rules then in effect (the "AAA Rules"), to the extent the same are not inconsistent with the provisions of this paragraph 24.  The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §§ 1 et seq. (the "Act"), and the laws of the State of Alaska shall be applied by the arbitrators in resolving the substantive issues raised by such dispute, controversy or claim.  All proceedings in any such arbitration shall be held in Texas or at such other location as may be mutually agreed by the parties.  Judgment upon the award rendered by the arbitrators may be entered, and such judgment enforced, in any court having jurisdiction thereof.  Any question respecting whether any dispute, controversy, or claim is subject to arbitration under this paragraph 23 shall be resolved by arbitration in the manner described in this paragraph 23.

24.2

The party desiring arbitration shall give written notice to that effect to the other party and the parties shall attempt to agree on the appointment of a single arbitrator.  If the parties have not so agreed within seven (7) days after service of such notice, each party shall notify the other party in writing of the name and address of the person designated to act as arbitrator on its behalf within seven days of such failure to agree.  If either party fails to notify the other party of the appointment of its arbitrator within the time specified above, then the appointment of such party's arbitrator shall be made by the American Arbitration Association.  If two arbitrators are designated or appointed, the two arbitrators shall together appoint a third arbitrator.  If the two arbitrators are unable to agree upon the appointment of a third arbitrator within five days after both have been designated as appointed, the third arbitrator shall be selected by the American Arbitration Association.  If an arbitrator fails, refuses or is unable to act, a new arbitrator shall be appointed as provided in the AAA Rules.  Each arbitrator designated or appointed hereunder shall be impartial and competent and shall have recognized expertise in the subject matter of the arbitration.

24.3

The parties shall utilize the discovery provisions of the Federal Rules of Civil Procedure for the Federal District of Alaska then in effect in all arbitrations hereunder; provided, however, that the time periods provided in such rules may be shortened in the discretion of the arbitrator or arbitrators so that all discovery is completed no later than one (1) week prior to the hearing.  The arbitrator or arbitrators shall commence their hearing within three months after the appointment of the last arbitrator.  Not later than one week prior to the hearing date, each party shall serve on each arbitrator and on the opposing party such party's statement of facts, issues, and list of witnesses and exhibits, which exhibits shall be made available for inspection and copying at the office or other location of the party offering such exhibits at all reasonable hours after 9:00 a.m., local time on the day following the date of the service of such list.  The arbitrator or arbitrators shall deliver their decision and award within one month after completion of the hearing and shall give prompt notice of their decision to each party accompanied by findings of fact and conclusions of law.  Except as otherwise provided in the Act, any decision and award of a sole arbitrator or in which two arbitrators concur shall in all cases be final, binding and conclusive upon the Parties and the Parties agree to abide by the award.  The time periods provided in this paragraph 24.3 may be shortened if, in the discretion of the arbitrator or arbitrators, the subject matter of the dispute, controversy or claim so justifies.

24.4

The fees and expenses of the arbitrator appointed by or on behalf of one party shall be borne by such party.  The fees and expenses of any sole arbitrator or of any third arbitrator and all other costs of the arbitration proceedings, including but not limited to costs of a transcript of all or any portion of such proceedings, shall be borne by both Parties equally, unless the arbitrator or arbitrators otherwise decide.

24.5

Nothing in this paragraph 24 shall prevent or foreclose the parties from undertaking to resolve by mediation any dispute, controversy, or claim arising out of or relating to this Agreement.

25.

ENUREMENT

This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF this Agreement has been executed as of the day and year first above written.

ZAZU EXPLORATION INC.

VANCAN CAPITAL CORP.

per: /s/ Gil Atzmon

per: /s/ Stuart Rogers

____________________________

______________________________

Authorized Signatory

Authorized Signatory

SCHEDULE "A"

TO THAT CERTAIN AGREEMENT MADE AS OF MAY 4, 2004

BETWEEN ZAZU EXPLORATION INC. AND VANCAN CAPITAL CORP.